Contact:  Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                     (815) 399-2060


                              FOR IMMEDIATE RELEASE

                     HALSEY PHARMACEUTICALS REPORTS RESULTS
                                FOR THIRD QUARTER


ROCKFORD, IL., NOVEMBER 19, 2003: Halsey Pharmaceuticals (OTC.BB-HDGC) today reported a net loss for the third quarter, ended September 30, 2003, of $(11,590,000) or $(.55) per share as compared to net loss of $(7,869,000) or $(0.52) per share for the quarter ended September 30, 2002. For the nine months ended September 30, 2003, the Company had a net loss of $(33,192,000) or $(1.57) per share as compared to a net loss of $(20,688,000) or $(1.37) per share for the same period in 2002.

Net product revenues for the third quarter were $1,478,000 as compared to $2,013,000 for the quarter ended September 30, 2002. For the first nine months of fiscal 2003, net product revenues were $4,210,000 as compared to $6,152,000 for the same period in 2002.

As previously disclosed on November 6, 2003, the Company announced that it intends to restructure the Company's operations to focus its efforts on research and development related to certain proprietary finished dosage products and active ingredients. As part of that process, the Company intends to close or divest its assets in Congers, NY, discontinue the manufacture and sale of finished dosage generic products and substantially reduce activities at its active pharmaceutical ingredient facility in Culver, Indiana.

Subject to securing necessary financing, of which no assurance can be given, the restructured Company intends to continue certain laboratory operations and development activities at the Culver facility including the development of certain proprietary active pharmaceutical ingredient and finished dosage form technologies.

In conjunction with the restructuring, the Company is continuing to meet with its existing debentureholders and is seeking to identify unaffiliated third parties to obtain the necessary long term financing necessary to fund the restructured operations going forward. The Company estimates a funding requirement of approximately $15 million to complete the restructuring and provide working capital to fund operations through 2004. The Company estimates that current cash on hand will fund the Company's operations through December 1, 2003. In the absence of continued additional funding by the Company's debentureholders or an alternative third party investment, of which no assurance can be given, the Company would be required to further scale back or terminate operations, and/or seek protection under applicable bankruptcy laws.

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in proprietary active pharmaceutical ingredient and finished dosage form development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Pharmaceuticals are available at the Company's web site at WWW.HALSEYDRUG.COM.

              HALSEY DRUG CO., INC. (D/B/A HALSEY PHARMACEUTICALS)
                              FINANCIAL HIGHLIGHTS

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                           (UNAUDITED)                      (UNAUDITED)
                                                         NINE MONTHS ENDED               THREE MONTHS ENDED
                                                           SEPTEMBER 30,                    SEPTEMBER 30,
                                                       2003             2002             2003             2002
                                                   ------------     ------------     ------------     ------------

Net Product Revenues                               $      4,210     $      6,152     $      1,478     $      2,013

Operating Costs
   Cost of Manufacturing                                  7,405            9,372            2,267            3,118
   Research and Development                                 955            1,161              339              404
   Selling, General and Administrative Expenses           6,114            5,472            2,197            1,957
   Plant Shutdown Costs                                      --             (120)              --               --
                                                   ------------     ------------     ------------     ------------

     Loss from Operations                               (10,264)          (9,733)          (3,325)          (3,466)

Other Income (Expense)
   Interest Income                                           22               10                1                3
   Interest Expense                                      (4,436)          (3,408)          (1,532)          (1,235)
   Amortization of Deferred Debt Discount
   and Private Offering Costs                           (18,050)          (7,562)          (6,367)          (3,187)
   Other                                                   (464)               5             (367)              16
                                                   ------------     ------------     ------------     ------------

     Net Loss                                      $    (33,192)    $    (20,688)    $    (11,590)    $     (7,869)
                                                   ============     ============     ============     ============


Basic and Diluted Loss Per Common Share            $      (1.57)    $      (1.37)    $      (0.55)    $      (0.52)
                                                   ============     ============     ============     ============


Weighted Average Number of Outstanding Shares        21,196,131       15,065,240       21,222,993       15,065,240
                                                   ============     ============     ============     ============

              HALSEY DRUG CO., INC. (D/B/A HALSEY PHARMACEUTICALS)
                              FINANCIAL HIGHLIGHTS

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                      (UNAUDITED)        (AUDITED)
                                     SEPTEMBER 30,     DECEMBER 31,
                                         2003              2002
                                       --------          --------
ASSETS
Current Assets                         $  4,838          $ 12,500

Property, Plant and Equipment, Net        6,167             5,367

Other Assets                              1,381             1,497
                                       --------          --------
                                       $ 12,386          $ 19,364
                                       ========          ========


LIABILITIES & STOCKHOLDERS' DEFICIT
Current Liabilities                      51,169             6,567

Long Term Debt, Net                         317            25,065

Stockholders' Deficit                   (39,100)          (12,268)
                                       --------          --------
                                       $ 12,386          $ 19,364
                                       ========          ========